Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Form S-8 (File No. 333-150086) of our report dated June 20, 2008 relating to the 2007 financial statements of Burlington Resources Inc. Retirement Savings Plan, which appears in this Form 11-K.

/S/ Ham, Langston & Brezina, L.L.P.
Ham, Langston & Brezina, L.L.P.
Houston, Texas
June 20, 2008